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ENCORIUM GROUP, INC.

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Encorium Group, Inc.

2008 Annual Report to Stockholders

Dear Fellow Stockholder:

During the last year we have seen unprecedented changes in our external environment. The financial crises and the resulting impact on the biopharmaceutical industry will, I believe, have a profound effect on all actors in the arena of drug development; the industry will simply not look the same after the financial crises. According to industry reports the performance of the major public CRO companies has clearly been affected by the financial crises during fiscal 2009. Specifically, the amount of new contract wins has sharply declined, the number of cancellations has been higher than ever before and revenues have declined. It has not just been the smaller and medium sized biopharmaceutical companies that have been affected by the financial crisis, but also the larger pharmaceutical companies.

As a fellow stockholder I appreciate that the past two years have been disappointing for all of Encorium’s stockholders. The Company has encountered both internal and external challenges. These challenges, coupled with the ever changing business and financial environment, led to the need for the Company to restructure its business by selling its U.S. business in July, 2009. Given the continuous large losses of the U.S. business unit, the Board of Directors and leadership of the Company felt it was in the best interest of the Company and its stockholders to divest the unit in an effort to return to growth and profitability.

Factors affecting Encorium’s position on the market

To predict how the market conditions will look generally and more specifically for the medium sized CRO companies once the biopharmaceutical industry is recapitalized and regains its vibrancy is perhaps like looking in a kaleidoscope, after reshuffling one pattern, the new pattern becomes difficult to ascertain immediately. However, some aspects of what that image may look like are beginning to become clear. Specifically, the entire pharmaceutical industry has become better buyers of services in terms of price and quality awareness. The basic CRO services look more like any commodity business, such that only with value added services can high profitability margins be attained. In this new environment, a medium-sized CRO company will need to have therapeutic niche capabilities, emerging markets geography and supporting state of the art technology in order to differentiate itself on the market and to be interesting from the sponsor client’s perspective

The strategy going forward

Encorium was able to increase its vaccine business by 150% during 2009 as compared to 2008. This was partly due to the intensive clinical development going on in the industry prompted by the H1N1 pandemic threat, but also because Encorium was gaining ground with some of the major pharmaceutical companies involved in vaccine development. Our hit rate in winning proposals in the field of vaccine trials was very high in 2009. The same was true for oncology. Our excellent track record in vaccine development and substantial experience in oncology constituted the basis for our decision to strengthen these areas to become our main focus of business. Selecting these areas as main niche areas does not mean that we abandon all the other therapeutic areas. It means that we will put additional resources to develop our niche capabilities. The important issue in implementing our strategy is to have a geographic presence that corresponds to the need of our sponsor clients. We need to market our services in the U.S. again, but in a lower-risk manner, as well as expand our clinical capabilities in the other most important geographies in the pharmaceutical sector. With clinical vaccine development as our focus, South America and Asia Pacific are geographies that we are currently looking at for expansion, either by acquisition or by establishing our own operations in these locations.

Our aim is to become the leading CRO in the field of clinical vaccine development, a significant player in the field of oncology and a strong partner for small to medium sized biopharmaceutical companies in early phase development. I am confident, that with our excellent team we will become successful based on the strategy outlined above.

Espoo 10 December 2009

Kai Lindevall

President, Europe and Asia

Safe Harbor Statement

Please refer to the Safe Harbor Statement on page 1 in Form 10-K for information about factors which could cause future results to differ materially from forward-looking statements, expectations and assumptions expressed or implied in this letter to stockholders or elsewhere in this publication.